Exhibit 10.7

PROFIT INTEREST AGREEMENT

THIS PROFIT INTEREST AGREEMENT (the “Agreement”) is entered into as of February 1, 2012 by and between Speedy Cosmo Limited at P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, a company incorporated in the British Virgin Islands with limited liability (the “Buyer”); and Chung Long Jin, a Macau resident with BIR No. 5055428(0) trading as Hung Lei VIP Club at M/F, Galaxy Macau, Avenida de Cotai, Cotai City, Macau, a company incorporated in Macau with limited liability and is principally engaged in the junket representative business (the “Seller”).

WITNESSETH:

A.	The Seller owns the right, title, interest and benefits in and to 100% of the Profit, being the Net Operating Profit generated by the Seller at the VIP Club located at Galaxy Casino (“Casino”) at Galaxy Resort in Macau (the “Interest”).

B.	The Seller, as the sole legal and beneficial owner of the Interest, desires to sell and/or assign the Interest to the Buyer and the Buyer desires to buy from the Seller the Interest pursuant to the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual understanding contained herein, the parties agree as follows:

1. PURCHASE AND SALE OF INTEREST. Upon the terms and subject to the conditions set forth in this Agreement, the Seller hereby irrevocably agrees to sell, assign and convey the Interest to the Buyer, and the Buyer hereby agrees purchase, obtain and acquire the Interest from the Seller.

2. NET OPERATING PROFIT. The Net Operating Profit generated by the Seller at the VIP Club located at the Casino is arrived at by the calculation of deducting the Chips Commission Paid to Promoters and Management Fee Paid from the Income received being Net Revenue from Gaming Operations from the Casino pursuant to the VIP Junket Promotion Agreement, dated May 17, 2011 (“VIP Junket Promotion Agreement”) between Chung Long Jin and Casino calculated in accordance with the format annexed as Exhibit 2.

3. PURCHASE PRICE. In consideration of and in exchange for the sale, assignment and conveyance of the Interest, the Buyer agrees to pay and the Seller agrees to receive Hong Kong Dollar One (HK$ 1.00- the “value”).

4. CLOSING. Subject to the satisfaction of the conditions set forth in this Agreement and compliance with the other provisions hereof, the closing of the transaction contemplated by this Agreement (the “Closing”) shall take place on the date that the transactions contemplated by that certain Stock Purchase Agreement dated __________ 2012, by and among Israel Growth Partners Acquisition Corp., Speedy Cosmo Limited and the members of Speedy Cosmo Limited are consummated (the “Closing Date”). At the Closing, the Seller shall deliver to the Buyer an assignment of the Interest, in the form attached as Exhibit 1.

5. ASSIGNMENT OF THE INTEREST. On the Closing Date, the Seller shall be the sole legal and beneficial owner of the Interest, free and clear of all claims, liens, mortgages, charges, security interests, encumbrances, liabilities or other restrictions and limitations of any kind and nature whatsoever. From and after the Closing, all Interest shall be owned by the Buyer.

6. REPRESENTATIONS AND WARRANTIES

6.1 The Seller represents and warrants to the Buyer that the following statements are true, correct, and complete as of the date first written above:

6.1.1 Due Organization. The Seller is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation with its principal office at the address first written. It has the requisite power and authority to own its property and to carry on its business as it is now being conducted. The Seller has made all filings and is in good standing in the jurisdiction of its incorporation and in each other jurisdiction in which the nature of the business it transacts or the character of property it owns makes such filings necessary.

6.1.2 Requisite Authority. The Seller has requisite power and authority to execute and deliver this Agreement and any other instrument or agreement required under this Agreement, and to observe and perform the terms and provisions of this Agreement and of all such other instruments, and agreements.

6.1.3 Necessary Corporate Action. All corporate actions by the Seller and its directors or shareholders, necessary for the observation, authorization, execution, delivery, and performance of this Agreement and any other instrument or agreement required under this Agreement, has been duly taken.

6.1.4 Authority of Officers. The officers of the Seller executing this Agreement and any other instrument or agreement required under this Agreement have been duly appointed to the office and are fully authorized to execute the Agreement and any other instrument required under this Agreement.

6.1.5 Validity of Agreement. This Agreement has been duly executed and delivered by the Seller, and constitutes the legal, valid, and binding obligation of the Seller, enforceable against it in accordance with its terms and any other instrument or agreement required under this Agreement when executed and delivered by the Seller, will similarly constitute the legal, valid, and binding obligation of the Seller, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, arrangement, moratorium, marshalling, or other similar laws relating to or affecting the rights of the Seller generally.

6.1.6 No Contrary Bylaw, Agreement, or Statute. There is no charter, bylaw, or capital stock provision of the Seller, and no provision of any indenture or agreement, written or oral, to which the Seller is a party or under which the Seller is obligated, nor is there any statute, rule, or regulation, or any judgment, decree, or order of any court or agency binding on the Seller that would be violated by the execution and delivery of this Agreement, or any other instrument or agreement required under this Agreement, or by the performance of any provision, condition, covenant, or other term of this Agreement or any such other instrument, or agreement.

6.1.7 No Pending Litigation. No litigation, tax claim, proceeding, or dispute is pending or, to the Seller’s knowledge, threatened against or affecting the Seller or its property, the adverse determination. of which might affect the Seller’s financial condition or operations or impair the Seller’s ability to perform its obligations under this Agreement or under any other instrument or agreement required by this Agreement.

6.2 The Buyer represents and warrants to the Seller that the following statements are true, correct, and complete as of the date first written above:

6.2.1 Due Organization. The Buyer is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation with its principal office at the address first written. It has the requisite power and authority to own its property and to carry on its business as it is now being conducted. The Buyer has made all filings and is in good standing in the jurisdiction of its incorporation and in each other jurisdiction in which the nature of the business it transacts or the character of property it owns makes such filings necessary.

6.2.2 Requisite Authority. The Buyer has requisite power and authority to execute and deliver this Agreement and any other instrument or agreement required under this Agreement, and to observe and perform the terms and provisions of this Agreement and of all such other instruments, and agreements.

6.2.3 Necessary Corporate Action. All corporate actions by the Buyer and its directors or shareholders, necessary for the observation, authorization, execution, delivery, and performance of this Agreement and any other instrument or agreement required under this Agreement, has been duly taken.

6.2.4 Authority of Officers. The officers of the Buyer executing this Agreement and any other instrument or agreement required under this Agreement have been duly appointed to the office and are fully authorized to execute the Agreement and any other instrument required under this Agreement.

6.2.5 Validity of Agreement. This Agreement has been duly executed and delivered by the Buyer, and constitutes the legal, valid, and binding obligation of the Buyer, enforceable against it in accordance with its terms and any other instrument or agreement required under this Agreement when executed and delivered by the Buyer, will similarly constitute the legal, valid, and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, arrangement, moratorium, marshalling, or other similar laws relating to or affecting the rights of the Buyer generally.

6.2.6 No Contrary Bylaw, Agreement, or Statute. There is no charter, bylaw, or capital stock provision of the Buyer, and no provision of any indenture or agreement, written or oral, to which the Buyer is a party or under which the Buyer is obligated, nor is there any statute, rule, or regulation, or any judgment, decree, or order of any court or agency binding on the Buyer that would be violated by the execution and delivery of this Agreement, or any other instrument or agreement required under this Agreement, or by the performance of any provision, condition, covenant, or other term of this Agreement or any such other instrument, or agreement.

6.2.7 No Pending Litigation. No litigation, tax claim, proceeding, or dispute is pending or, to the Buyer’s knowledge, threatened against or affecting the Buyer or its property, the adverse determination of which might affect the Buyer’s financial condition or operations or impair the Buyer’s ability to perform its obligations under this Agreement or under any other instrument or agreement required by this Agreement.

7. CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions:

7.1 On the Closing Date, any and all necessary consents, authorizations, orders or approvals for assignment of the interest shall have been obtained.

8. POST-CLOSING OBLIGATIONS OF THE SELLER AND FUNDER. Effective from and after the Closing Date:

8.1 The VIP Junket Promotion Agreement dated May 17, 2011 between the Seller and the Casino shall not be terminated or amended in any material respect without the consent of Israel Growth Partners Acquisition Corp. and Seller will at all times maintain all licenses, agreements and other permissions it requires to perform its obligations pursuant to such agreement.

8.2 By their execution of this Agreement in the place provided for below, Mr. Chung Long Jin agrees that he will continue to fund chips for use in the Hung Lei VIP Gaming Room, but in no event less than HK$ 40,000,000 in the aggregate at any time, and in the same manner as they are providing such funding as of the date of this Agreement and as provided for in the Operation Manual of Speedy Cosmo Limited. Upon the working capital of the Hung Lei VIP Gaming Promoters being not less than HK$ 80,000,000 at the end of any fiscal quarter year (exclusive of any working capital provided by the Funder), the Funder's commitment to fund chips pursuant to this Section 8.2 shall terminate.

9. MISCELLANEOUS.

9.1 This Agreement represents the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements with respect thereto, whether written or oral.

9.2 This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region, without regard, however, to such jurisdiction’s principles of conflict of laws.

9.3 This Agreement may be executed in counterpart originals, each of which shall be an original, but all of which shall constitute only one Agreement. A facsimile signature of any party will be binding on that party, and any facsimile communication shall be immediately followed by a hard copy containing such signature.

9.4 This Agreement, into which the Seller and the Buyer have once entered, shall be irrevocable and non-terminable unless otherwise required by law or pursuant to any governmental or regulatory bodies.

DATED as of the date first written above

BUYER:

Speedy Cosmo Limited

/s/ Chung Long Jin

SELLER:

/s/ Chung Long Jin

Chung Long Jin (Hung Lei VIP Club)

The undersigned hereby agree to the provisions of Section 8.2 of the Agreement.

/s/ Chung Long Jin

Chung Long Jin

EXHIBIT 1

ASSIGNMENT OF PROFIT INTEREST

FOR VALUE RECEIVED, Chung Long Jin, a Macau resident with BIR No. 5055428(0) trading as Hung Lei VIP Club at M/F, Galaxy Macau, Avenida de Cotai, Cotai City, Macau, a company incorporated in Macau with limited liability and is principally engaged in the junket representative business (“Assignor”), herewith sells, assigns, transfers and conveys to Speedy Cosmo Limited, a company incorporated in the British Virgin Islands with limited liability (“Assignee”), the entirety of Assignor’s right, title, interest and benefits in and to 100% of the Profit Interest in Hung Lei VIP Club.

This Assignment of Profit Interest in the Assignor is made, delivered and shall be effective on the date hereof.

IN WITNESS WHEREOF, Assignor has executed this Assignment by and through its members this February 1, 2012.

Chung Long Jin (Hung Lei VIP Club)

By:

/s/ Chung Long Jin

Chung Long Jin

Acknowledged, consented, approved and agreed to by Hung Lei VIP Club, a company incorporated in Macau SAR and is principally engaged in the junket representative business, and its members this February 1, 2012, that Speedy Cosmo Limited, a company incorporated in the British Virgin Islands with limited liability has become and at all times hereafter be authorized to withdraw all the Profit Interest distribution payable by Hung Lei VIP Club to Mr. Chung Long Jin, and cause such Profit Interest distribution to be paid to Speedy Cosmo Limited.

Chung Long Jin (Hung Lei VIP Club)

By:

/s/ Chung Long Jin

Chung Long Jin

EXHIBIT 2

CALCULATION OF NET OPERATING PROFIT

(See Schedule A for Definitions)

CHUNG LONG JIN (HUNG LEI VIP CLUB)

INCOME STATEMENT FOR PERIOD FROM __________ TO ______________

INCOME

Net Revenue from Gaming Operations	$

EXPENSES

Chips Commission Paid to Agents	$

Management Fee Paid

Total

Net Operating Profit (Loss) for the period	$

SCHEDULE A

DEFINITIONS

As used in Exhibit 2 – Calculation of Net Operating Profit, the following terms shall have the meanings set forth herein:

“Net Revenue from Gaming Operations” shall mean revenue from VIP operations net of special rolling tax

“Chips Commission Paid to Agents” shall mean chips commission paid to junket agents and collaborators

“Management Fee” shall mean selling, general and administrative expenses of the VIP gaming room

[Note: When drafting above definitions refer to specific agreements which apply to revenue, commissions and management fees between the various casinos and others